EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

Contango Announces Secondary Offering of Common Stock

HOUSTON – FEBRUARY 24, 2004 – Contango Oil & Gas Company (AMEX: MCF) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission for a secondary offering. The selling stockholders named in the prospectus will offer up to 3,988,216 shares of common stock, including shares issued upon conversion of Contango’s Series A and Series B preferred stock on February 2, 2004. Contango will not receive any proceeds from the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.mcfx.biz

MCF IS NATURAL GAS

www.mcfx.biz